Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent the use of our auditor’s report dated February 9, 2025 with respect to the consolidated financial statements of Midori Group Inc. and its subsidiary as at September 30, 2024 and 2023 and for the years then ended, included in the Regulation A Offering Statement on Form 1-A of Midori Group Inc., as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form 1-A.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

March 21, 2025

Mississauga, Canada